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Exhibit (a)(1)(G)

NOTICE OF WITHDRAWAL

RELATED TO THE
OFFER TO PURCHASE FOR CASH
BY
FRANKLIN COVEY CO.
OF
UP TO $28,000,000 IN VALUE OF SHARES OF ITS COMMON STOCK AT A
PURCHASE PRICE NOT GREATER THAN $10.50 NOR LESS THAN
$9.00 PER SHARE

JULY 29, 2008

To: Employee Stock Purchase Plan, Agent:

        As a participant in Franklin Covey Co.'s Employee Stock Purchase Plan, I hereby instruct the Agent to withdraw from the tender offer all Plan Shares that I previously instructed the Agent to tender on my behalf, pursuant to the offer to purchase by Franklin Covey Co.

Signature	Date

Please print name clearly	Social Security Number
Address:	Phone Number:

        Promptly mail this form via overnight delivery to Zions Bank, the Agent's tabulator. The tabulator's address is:

Zions Bank Corporate Trust Department
Attn: Stock Transfer
One South Main Street, 12th Floor
Salt Lake City, UT 84111

Can I direct the Agent to re-tender my Plan Shares?

        Yes. If, after directing the Agent to withdraw your previously tendered Plan Shares, you wish to direct the Agent to re-tender your Plan Shares (or any portion thereof), you must complete another instruction form and return it to Zions Bank by 5:00 p.m., New York City time, on August 22, 2008 (unless the offer is extended, in which case the deadline for receipt of your election form will be extended until 5:00 p.m., New York City time, on the date that is three (3) business days before the new expiration date). You may request additional copies of the instruction form by calling Georgeson Inc., which is acting as the Information Agent for the tender offer, at (800) 491-3365.

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  Exhibit (a)(1)(G)